PRESS RELEASE

Investor Contact:	Media Contact:

Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480.998.3478 kelliepruitt@htareit.com	Scott Eckstein Director Financial Relations Board 212-827-3766 seckstein@mww.com

Healthcare Trust of America, Inc. Secures Financing on its Recent Acquisition of the Deaconess
Portfolio in Evansville, Indiana

Scottsdale, Arizona (July 14, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced that on July 12, 2010, it entered into a loan agreement with Goldman Sachs Commercial Mortgage Capital, L.P. in the amount of $21,250,000. The loan bears interest at a fixed rate of 4.9% per annum and matures on August 6, 2015.

The note is secured by assets of the Deaconess Portfolio which was acquired by HTA in March 2010 from the Deaconess Health System, Inc. (“DHS”) for a purchase price of approximately $45,256,000. DHS is the largest health system in Southern Indiana. The Deaconess Portfolio is comprised of five medical office buildings in strategic locations on or adjacent to a hospital or clinic campus in Evansville, Indiana Metropolitan Area. The portfolio has approximately 260,500 square feet of gross leasable area and is 100% master-leased to Deaconess Clinic, Inc., an affiliate of DHS. The leases are guaranteed by DHS, whose bonds carry an investment grade rating of A, according to Standard & Poor’s, and A+, according to Fitch.

“The strong fundamentals of our current assets have allowed us the ability to put quality financing in place as we continue to grow and prudently manage our balance sheet,” stated Kellie S. Pruitt, Chief Financial Officer of HTA. “Leveraging these well-positioned assets allows us to continue to deploy capital into the market to grow our portfolio and to increase stockholder value.”

For more information on HTA, please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded, real estate investment trust. Since January 1, 2010, HTA has acquired approximately $210.9 million in medical office and healthcare-related assets. These assets include a total of 11 acquisitions representing approximately 965,000 square feet. Since its formation in 2006, HTA has made 65 geographically diverse acquisitions valued at approximately $1.71 billion based on purchase price, which includes 200 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.6 million square feet, and includes 181 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.